FXCM Reports Monthly Metrics

NEW YORK, NY, April 14, 2011 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for March 2011 for its retail foreign exchange business. Monthly activities included:

March 2011

•
Retail customer trading volume (1) of $314 billion in March 2011, 26% higher than February 2011 and 28% higher than March 2010. For the quarter, retail customer trading volume was $822 billion, a decline of 2% from the previous quarter. Volume from indirect sources including referring brokers and white labels was 57% of total retail customer trading volume for the quarter.

•
An average of 324,399 retail client trades per day in March 2011, 10% higher than February 2011 and 13% higher than March 2010. For the quarter, retail client trades per day were 309,777 a decline of 2% from the previous quarter.

~~•~~	Active accounts (2) of 139,900 as of March 31, 2011, an increase of 733 or 1% from February 2011, and an increase of 17,717 or 15% from March 2010.

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc.  FXCM undertakes no obligation to publicly update or review previously reported operating data.  Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.

(1) Volume that FXCM retail customers traded in period translated into US dollars.

(2) An account that has traded at least once in the previous twelve months.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com